Exhibit 99.1

TransMedics Reports First Quarter 2024 Financial Results

Andover, Mass. – April 30, 2024 – TransMedics Group, Inc. (“TransMedics”) (Nasdaq: TMDX), a medical technology company that is transforming organ transplant therapy for patients with end-stage lung, heart, and liver failure, today reported financial results for the quarter ended March 31, 2024.

Recent Highlights

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Net revenue of $96.9 million in the first quarter of 2024, a 133% increase compared to the first quarter of 2023
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Generated net income of $12.2 million or $0.35 per fully diluted share in the first quarter of 2024
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OCS Heart and OCS Lung and associated new clinical programs were highlighted across several scientific presentations at International Society of Heart and Lung Transplantation (ISHLT) annual meeting in April 2024

“We are pleased with our first quarter results as we simultaneously drove continued revenue growth, expanded our infrastructure, and achieved profitability,” said Waleed Hassanein, MD, President and Chief Executive Officer. “2024 represents another catalyst heavy year for TransMedics, and we are focused on executing across the board to drive further growth for our business and the overall transplant volumes to help patients in need for organ transplants.”

First Quarter 2024 Financial Results

Total revenue for the first quarter of 2024 was $96.9 million, a 133% increase compared to $41.6 million in the first quarter of 2023. The increase was due primarily to the increase in utilization of the Organ Care System (“OCS™”) across all three organs through the National OCS Program ("NOP") as well as additional revenue generated by the addition of TransMedics logistics services.

Gross margin for the first quarter of 2024 was 62%, compared to 69% in the first quarter of 2023, and compared to 59% in the fourth quarter of 2023. The change from prior year is a result of a higher proportion of service revenue.

Operating expenses for the first quarter of 2024 were $47.5 million, compared to $30.9 million in the first quarter of 2023. The increase in operating expense was driven primarily by increased research and development investment as well as investment throughout the organization to support the growth of the company. First quarter operating expenses in 2024 included $6.5 million of stock compensation expense compared to $3.9 million of stock compensation expense in the first quarter of 2023.

Net income for the first quarter of 2024 was $12.2 million, 12.6% of revenue, compared to a net loss of $2.6 million in the first quarter of 2023.

Cash was $350.2 million as of March 31, 2024.

2024 Financial Outlook

TransMedics is raising its full year 2024 revenue guidance to be in the range of $390 million to $400 million, which represents 61% to 66% growth compared to the company’s prior year revenue. TransMedics’ prior 2024 revenue guidance was $360 million to $370 million.

Webcast and Conference Call Details

The TransMedics management team will host a conference call beginning at 4:30 p.m. ET / 1:30 p.m. PT on April 30, 2024. A live and archived webcast of the event will be available on the “Investors” section of the TransMedics website at www.transmedics.com.

About TransMedics Group, Inc.

TransMedics is the world’s leader in portable extracorporeal warm perfusion and assessment of donor organs for transplantation. Headquartered in Andover, Massachusetts, the company was founded to address the unmet need for more and better organs for transplantation and has developed technologies to preserve organ quality, assess organ viability prior to transplant, and potentially increase the utilization of donor organs for the treatment of end-stage heart, lung, and liver failure.

Forward-Looking Statements

This press release contains forward-looking statements with respect to, among other things, our full-year guidance, our OCS Heart and Lung products and associated new clinical programs, and statements about our operations, financial position, and business plans. For this purpose, all statements other than statements of historical facts are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “could,” “target,” “predict,” “seek” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties. Our management cannot predict all risks, nor can we assess the impact of all factors or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in or implied by any forward-looking statements we may make. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated in or implied by the forward-looking statements. Some of the key factors that could cause actual results to differ include: that we continue to incur losses; our ability to attract and retain key personnel; our existing and any future indebtedness, including our ability to comply with affirmative and negative covenants under our credit agreement to which we will remain subject until maturity; the fluctuation of our financial results from quarter to quarter; our need to raise additional funding and our ability to obtain it on favorable terms, or at all; our ability to use net operating losses and research and development credit carryforwards; our dependence on the success of the Organ Care System or OCS; our ability to expand access to the OCS through our National OCS Program or NOP; our ability to scale our manufacturing and sterilization capabilities to meet increasing demand for our products; the rate and degree of market acceptance of the OCS; our ability to educate patients, surgeons, transplant centers and private payors of benefits offered by the OCS; our ability to improve the OCS platform and develop the next generation of the OCS products; our dependence on a limited number of customers for a significant portion of our revenue; our ability to maintain regulatory approvals or clearances for our OCS products in the United States, the European Union, and other select jurisdictions worldwide; our ability to adequately respond to Food and Drug Administration or FDA, or other competent authorities, follow-up inquiries in a timely manner; the performance of our third-party suppliers and manufacturers; our use of third parties to transport donor organs and medical personnel for our NOP and our ability to maintain and grow our logistics capabilities to support our NOP to reduce dependence on third party transportation, including by means of the acquisition of fixed-wing aircraft for our aviation transportation services or other acquisitions, joint ventures or strategic investments; our ability to maintain Federal Aviation Administration or FAA or other regulatory licenses or approvals for our aircraft transportation services; price increases of the components of our products and maintenance, parts and fuel for our aircraft; the timing or results of post-approval studies and any clinical trials for the OCS; our manufacturing, sales, marketing and clinical support capabilities and strategy; attacks against our information technology infrastructure; the economic, political and other risks associated with our foreign operations; our ability to protect, defend, maintain and enforce our intellectual property rights relating to the OCS and avoid allegations that our products infringe, misappropriate or otherwise violate the intellectual property rights of third parties; the pricing of the OCS, as well as the reimbursement coverage for the OCS in the United States and internationally; regulatory developments in the United States, European Union and other jurisdictions; the extent and success of competing products that are or may become available; our ability to service our 1.50% convertible senior notes, due 2028; the impact of any product recalls or improper use of our products; our estimates regarding revenues, expenses and needs for additional financing; and other factors that may be described in our filings with the Securities and Exchange Commission (the “SEC”). Additional information will be made available in our annual and quarterly reports and other filings that we make with the SEC. The forward-looking statements in this press release speak only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and we are not able to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Investor Contact:

Brian Johnston

332-895-3222

Investors@transmedics.com

TransMedics Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue:
Net product revenue	$61,325	$33,993
Service revenue	35,525	7,561
Total revenue	96,850	41,554
Cost of revenue:
Cost of net product revenue	14,084	7,306
Cost of service revenue	22,804	5,482
Total cost of revenue	36,888	12,788
Gross profit	59,962	28,766

Gross Margin	62%	69%

Operating expenses:
Research, development and clinical trials	11,380	5,871
Selling, general and administrative	36,161	24,984
Total operating expenses	47,541	30,855
Income (loss) from operations	12,421	(2,089)
Other income (expense):
Interest expense	(3,598)	(1,091)
Interest income and other income (expense)	3,570	555
Total other expense, net	(28)	(536)
Income (loss) before income taxes	12,393	(2,625)
Provision for income taxes	(196)	(11)
Net income (loss)	$12,197	$(2,636)
Net income (loss) per share:
Basic	$0.37	$(0.08)
Diluted	$0.35	$(0.08)
Weighted average common shares outstanding:
Basic	32,760,190	32,260,267
Diluted	34,678,895	32,260,267

TransMedics Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash	$350,217	$394,812
Accounts receivable	81,942	63,576
Inventory	48,541	44,235
Prepaid expenses and other current assets	7,606	8,031
Total current assets	488,306	510,654
Property, plant and equipment, net	214,421	173,941
Operating lease right-of-use assets	6,226	6,546
Restricted cash	500	500
Goodwill	11,990	11,990
Acquired intangible assets, net	2,303	2,354
Other non-current assets	85	62
Total assets	$723,831	$706,047
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$9,225	$12,717
Accrued expenses and other current liabilities	36,852	38,221
Deferred revenue	2,060	1,961
Operating lease liabilities	2,086	2,035
Total current liabilities	50,223	54,934
Convertible senior notes, net	447,835	447,140
Long-term debt, net of discount and current portion	59,141	59,064
Operating lease liabilities, net of current portion	7,161	7,707
Total liabilities	564,360	568,845
Total stockholders’ equity	159,471	137,202
Total liabilities and stockholders’ equity	$723,831	$706,047